UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   June 29, 2016
HAEMONETICS CORPORATION
(Exact name of registrant as specified in its charter)

Massachusetts	1-14041	04-2882273
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

400 Wood Road, Braintree MA	02184
(Address of principal executive offices)	(Zip Code)
 Registrant’s telephone number, including area code  781-848-7100
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Compensatory Arrangements of Certain Officers

In connection with the appointment of Christopher Simon as President and Chief Executive Officer of Haemonetics Corporation (the “Company”), and the previously disclosed Employment Agreement between him and the Company, the Company’s Compensation Committee granted Mr. Simon equity compensation under the terms of the 2005 Haemonetics Corporation Long-Term Incentive Plan (the “Plan”) on June 29, 2016.
In connection with his appointment, Mr. Simon entered into an Employment Agreement which provides for an initial sign-on equity grant valued at $1.5 million and initial annual equity grant valued at $3.75 million, each consisting of 50% performance share units, 25% restricted stock units and 25% non-qualified stock options. On June 29th, the Compensation Committee made both sets of grants and determined the performance conditions for the performance share units. The grants of restricted stock units and non-qualified stock options were consistent with the Company’s equity award agreements filed by the Company as exhibits to the 10-K filed with the Securities and Exchange Commission for the fiscal year ended March 28, 2015.
As part of the initial sign-on equity grant, the Compensation Committee granted 26,210 performance share units representing a right to receive one share of Company common stock for each performance share unit based on measurements of financial and operational performance during Company’s 2017, 2018 and 2019 fiscal years. The 26,210 performance share units in this grant represent a target amount. The number of shares ultimately issued could range from none to 150% of the target amount.
The Compensation Committee granted a further 65,525 performance share units as part of Mr. Simon’s initial annual equity grant. These units represent a right to receive one share of Company common stock for each performance share unit based on the performance of the Company’s stock price relative to companies in the S&P MidCap 400 and S&P SmallCap 600 during a three year period beginning April 3, 2016. The 65,525 performance share units in this grant represent a target amount. The number of shares ultimately issued could range from none to twice the target amount.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAEMONETICS CORPORATION
(Registrant)

Date: July 6, 2016	By	/s/ Sandra Jesse
Sandra Jesse, Executive Vice President
and Chief Legal Officer